Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Tim Wheatcroft

Allison & Partners

Phone: 619-533-7971

timw@allisonpr.com

Affinity Group Sells $333 Million in Six-Year Notes

VENTURA, Calif. (Nov. 16, 2010) — Affinity Group, Inc. on Monday (Nov. 15) priced an offering of $333 million in 11.5 percent senior secured notes due 2016 at an issue price of 97.902.

The funding is scheduled to occur Nov. 30, and the proceeds of the issuance will be used to repay all of the group’s outstanding indebtedness and extend the maturity of all the company’s funded debt for six years, according to AGI President and CEO Mike Schneider.

The notes are being offered by the initial purchasers only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act and to a limited number of institutional accredited investors within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act. The notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement does not constitute a notice of redemption for the existing notes and any official announcement of redemption will be made in accordance with the terms of the indentures governing such existing notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About Affinity

Affinity, www.affinitygroup.com, is the nation’s largest provider of outdoor clubs, services, media and events that service the safety, security, comfort and convenience needs of the North American recreational vehicle (RV) and outdoor enthusiast market. By providing information, insights, and resources, the company champions the fun, freedom, and adventure of recreation in motion. The company works to enhance its customers’ recreational experiences and build the communities that share and promote their fun and adventurous lifestyles.

Affinity is organized into four different business units — Affinity Media, Affinity Clubs, Affinity Events and Affinity Ventures. Their corporate headquarters are located in Ventura, Calif. Subsidiary operations and divisions can be found at multiple locations throughout the United States.